Exhibit 99.1

Date: February 12, 2007

From: Ken Dahlberg

To: SAIC Employees and Stockholders

Subject: Pre-IPO Special Dividend IRS Guidance

We have been in discussions over the last several months with the IRS in an attempt to allow participants in the SAIC Retirement Plan to elect to receive the pre-IPO special dividend related to SAIC stock in the Plan in cash or reinvest it in investment alternatives available under the Plan. Our discussions with the IRS have concluded, and the IRS has advised us that plan participants would not be permitted to make an election to receive their dividend in cash or reinvest it in other Plan investment alternatives.

Given this, the special dividend will be allocated to participants’ individual accounts in the Plan during the week of February 18th, and participants will be able to reinvest it into the Plan’s investment alternatives. Since no election to receive the special dividend in cash is permitted, the Company will not receive a tax deduction for any amount of the special dividend paid to the Plan.

A separate letter will be sent by John Warner, Chairman of the SAIC Retirement Plans Committee, informing Plan participants of this result and providing more details. Also, participants can request additional information from SAIC Retirement Programs or through Vanguard’s website (www.vanguard.com).

This closes out the last IPO structural issue. I would like to thank our employees and stockholders for their patience throughout the IPO process.

Ken Dahlberg

Chairman and Chief Executive Officer